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                                                                   EXHIBIT 10(v)

                          NEWMONT MINING CORPORATION

                              1700 LINCOLN STREET

                            DENVER, COLORADO 80203

                                (303) 863-7414

                                March 23, 2001

Mr. Wayne W. Murdy
President and Chief Executive Officer
Newmont Mining Corporation
1700 Lincoln Street
Denver, CO 80203

Dear Mr. Murdy:

     In connection with your appointment as Chief Executive Officer of Newmont Mining Corporation ("Newmont"), we have enhanced your pension benefits to provide that if your termination of employment with Newmont constitutes a Qualifying Termination (as defined below), you will receive credited service under Newmont's Pension Equalization Plan (the "Plan") equal to the product of
(i) 1.5 and (ii) your actual credited service under the terms of the Plan. You will not receive this benefit enhancement if your termination of employment with Newmont does not constitute a Qualifying Termination.

     Any termination of your employment that occurs on or after your attainment of age 62 will constitute a Qualifying Termination. In addition, the termination of your employment prior to your attainment of age 62 under any of the following circumstances will constitute a Qualifying Termination:

     . Any termination of your employment by Newmont without Cause (as defined in the Newmont Mining Corporation Severance Pay Plan for Non-Union, Salaried Employees or any successor plan).

     .    Any termination that qualifies you for severance benefits pursuant to
          Section 6(a) of the Employment Agreement between yourself and Newmont dated February 1, 1999, or pursuant to an equivalent provision under a successor agreement.

     .    Any termination due to your death or disability.

     .    Any termination by you for Good Reason (as defined below).

     Any termination of your employment prior to your attaining age 62 other than those set forth above will not be considered a Qualifying Termination.
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     For purposes of this letter agreement, Good Reason means the occurrence of any of the following without your consent: (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Newmont which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Newmont promptly after receipt of notice thereof given by you; (ii) any reduction in your base salary; or (iii) Newmont's requiring you to be based at any office or location more than 35 miles from your current location of employment.

     This letter agreement shall be governed by Colorado law, and shall be binding on any successor to Newmont.

Accepted and Acknowledged:


/s/ Wayne W. Murdy                         /s/ Timothy J. Schmitt
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    Wayne W. Murdy                         Newmont Mining Corporation
                                           By: Timothy J. Schmitt
                                               Vice President, Secretary and
                                               Assistant General Counsel

Dated: 23 March 2001
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